Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN EXCLUDED.

S&P Dow Jones Indices
2026 LONG-TERM CASH
INCENTIVE COMPENSATION PLAN

I.PURPOSE

The purpose of the S&P Dow Jones Indices 2026 Long-Term Cash Incentive Compensation Plan (the “Plan”) is to provide Participants (as defined below) with the opportunity to earn long-term cash incentives based on the financial performance of S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “Company”).

For 2026, Participants may also have the opportunity to receive equity grants in the form of Performance Share Units (“PSUs”) and/or Restricted Stock Units (“RSUs,” and together with the PSUs, the “Units”) that are administered under the S&P Global Inc. 2019 Stock Incentive Plan (the “Equity Plan”). The purpose of the equity based awards is to strengthen the link between S&P Dow Jones Indices’ long-term success with SPGI (as defined below) shareholder interests.

The Plan is constructed to grant Participants cash awards that vest and are payable over time, conditioned on continued employment or service and the attainment of the 2026-2028 performance targets set forth in Article VII.

II.DEFINITIONS

For purposes of the Plan, the following terms shall have the meanings set forth in this Article II or as otherwise defined in the Plan:

AWARD. Any cash-based award granted pursuant to the Plan.

AWARD MATURITY DATE. December 31, 2028.

AWARD PAYMENT DATE. The date on which Payout of an Award is made.

CAGR. Compound Annual Growth Rate.

CLDC. The Compensation and Leadership Development Committee of the SPGI Board, or any successor committee thereto of the SPGI Board.

COMPANY BOARD. The Board of Directors of the Company.

COMPANY COMMITTEE. The Chief Executive Officer of S&P Dow Jones Indices; the Chief Financial Officer of S&P Dow Jones Indices; and the People Partner of S&P Dow Jones Indices.

DISABILITY. With respect to an Award, disability as defined under SPGI’s long-term disability plan applicable to the recipient of such Award, or if no such plan applies, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

EARLY RETIREMENT. The voluntary termination of employment with the Employer by a Participant who is eligible for an “Early Retirement Benefit” under the Employee Retirement Plan of S&P Global Inc. and its Subsidiaries (the “ERP”) (frozen to new participants effective as of April 1, 2012, and as amended and restated as of January 1, 2022) on or after attaining age 55, but before attaining age 65, after having completed at least 10 years of service with the Employer. For the avoidance of doubt, Early Retirement, as defined herein, only applies to grandfathered participants located within the United States who were eligible to participate in the ERP before the ERP was frozen.

EBITA. Earnings Before Interest, Taxes and deal-related Amortization of S&P Dow Jones Indices.

EMPLOYER. Any of the following entities that employs the Participant: the Company, any subsidiaries thereof, SPGI or any affiliates thereof.

NON-U.S. PARTICIPANT. Any Participant who resides and/or works in a jurisdiction located outside the United States.

NORMAL RETIREMENT. The voluntary termination of employment with the Employer by a Participant on or after age 65 (or such other retirement age required by local law or contract with respect to a Non-U.S. Participant).

PARTICIPANT. An executive or other key employee of the Company or one or more of its subsidiaries, or a person who has agreed to commence serving in any of such capacities through secondment, leasing, or otherwise by SPGI or any of its affiliates, in each case who is designated in accordance with Article III to participate in the Plan.

PAYOUT. The final value of an Award to be paid to the Participant, calculated as set forth in Article VII based on performance over the Performance Period.

PERFORMANCE PERIOD. The period from January 1, 2026 through December 31, 2028.
RETIREMENT. Includes both Normal Retirement and Early Retirement, each as defined herein.
SPGI. S&P Global Inc.

SPGI BOARD. The Board of Directors of SPGI.

III.ELIGIBILITY

Participants will be selected in the sole discretion of the Company Board and may include the following persons:

•Those individuals who have been assigned to grades 14 and above within the job leveling structure of SPGI;
•Those executives who are expected to have significant impact on results of S&P Dow Jones Indices; and
•Those individuals who are expected to impact the long-term strategy of S&P Dow Jones Indices.

Notwithstanding the above, if an individual selected by the Company Board to be a Participant is an employee of the Employer and an executive officer of SPGI (an “SPGI EO”), such individual’s participation in the Plan shall be subject to the approval of the CLDC.

IV.AWARDS

The size of individual Awards will vary by Participant, including as a result of grade level, performance and assessed potential of the individual and business performance.

All Awards will be subject to the Participant’s acceptance of an Award, and thereby the terms and conditions of the Plan, including any applicable addenda, as set forth in Articles V and VI. Any Payout under an Award will be subject to satisfaction of the performance measures set forth in Article VII and, except as otherwise provided in Article X, the Participant’s continued employment or service through the Award Maturity Date.

V.AWARD ACCEPTANCE

To be entitled to an Award and any Payout pursuant to an Award, the Participant must electronically accept the Award on a website maintained by SPGI’s or the Company’s equity administrator or another third-party designated by SPGI or the Company (the “Website”).

The Participant has up to ninety (90) days to accept an Award from the date the Award grant information and the Plan is first made available on the Website. The Participant’s failure to timely accept an Award during the 90-day acceptance period will result in forfeiture of the Award in its entirety and without exception effective immediately.

By electronically accepting an Award, the Participant consents to receive any documents related to the Award and his or her participation in the Plan by electronic delivery and to participate in the Plan through an online or electronic system, including the Website, established and maintained by SPGI or the Company or another third party designated by SPGI or the Company.

VI.AWARD ADDENDA

By accepting an Award, the Participant agrees to comply with and be bound by the terms and conditions of the Plan, including all applicable provisions of the following addenda, which are incorporated herein and constitute a material and integral part of the Plan as further set forth below:

(i)Post-Employment Obligations for Protection of Company Interests. By accepting an Award, the Participant acknowledges and agrees that the additional terms and conditions set forth in the S&P Global Agreement for the Protection of Company Interests (“Attachment A”), are hereby incorporated into, and are part of, the Plan.

The Participant acknowledges that the Participant has reviewed and understands the terms of Attachment A, and that, by accepting an Award, the Participant is accepting the terms of Attachment A, including all non-competition, non-solicitation of clients, non-solicitation of employees and confidentiality provisions therein.

(ii)Non-U.S. Addendum. By accepting an Award, and notwithstanding any provisions to the contrary herein, the Participant further acknowledges and agrees that the Award shall also be subject to any special terms and conditions applicable to the Participant’s jurisdiction of residence (and jurisdiction of employment or service, if different) set forth in the Non-U.S. Addendum made available to the Participant at the same time as the Plan and which special terms and conditions are hereby incorporated into, and are part of, the Plan with respect to any Non-U.S. Participant.

Moreover, if the Participant transfers his or her residence and/or work location to another jurisdiction reflected in the Non-U.S. Addendum after the grant date, the terms and conditions for such jurisdiction will apply to the Participant to the extent the Company or SPGI determines that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of an Award or the Plan (or the Company or SPGI may establish alternative terms and conditions as may be necessary or advisable to accommodate the Participant’s transfer).

The Participant acknowledges that the Participant has reviewed and understands the terms of the applicable sections of the Non-U.S. Addendum, and that, by accepting such terms and conditions in consideration of an Award, the Participant is accepting the terms in the applicable sections of the Non-U.S. Addendum.

VII.PERFORMANCE PERIOD & PERFORMANCE MEASURES

Cash Payouts to the Participant can range from 0% to 200% of the original Award value based on the achievement of the S&P Dow Jones Indices performance measures during the Performance Period. The final Payout will be determined 100% on S&P Dow Jones Indices’ overall performance against its 3-year EBITA growth target for the Performance Period as shown below.

As it pertains to the EBITA performance measure, the final Payout is determined in accordance with the table set forth below, with a straight line interpolation of performance between the points in the table.

3-Year EBITA Performance Goal
EBITA Growth (3-Yr CAGR)	EBITA ($M)	Payment
[***]%	$[***] or Below	0%
[***]%	$[***]	50%
[***]%	$[***]	100% Target
[***]%	$[***]	150%
[***]% or Above	$[***] or Above	Up to 200%

The Company Board (or the CLDC, as applicable) may amend or modify the EBITA performance goal (A) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal) or (B) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or the financial statements of the Company or any of its subsidiaries, divisions or operating units (to the extent applicable to such performance measure and corresponding performance goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions; provided, however, that any action by the Company Board under this sentence shall apply to the Participant who is an SPGI EO only with the approval of the CLDC. In addition, the Company Board, with the approval of the CLDC, may in connection with the selection of the Participant who is an SPGI EO modify the targets of payment percentages applicable to the SPGI EO.

Cash Payouts will be calculated after final financial results for the Performance Period are determined and will be paid in accordance with Article VIII after the Company Board (or the CLDC, as applicable) has certified in writing that the performance measures for the Performance Period have been achieved.

The Company Committee will approve all results and Payout calculations, subject to formal approval by the Company Board (or the CLDC, as applicable), which may, in its discretion, exercise negative discretion to reduce the amount of, or eliminate, a payment that would otherwise be payable. Awards and payments for Awards made to the Participant who is an SPGI EO will be made only after the CLDC (i) has certified that the performance measures for the Performance Period have been achieved and (ii) has approved the Payout (including, without limitation, any reduction or elimination of the Payout through the exercise of negative discretion).

If the performance goals are not achieved, then no Payouts will be paid in respect of Awards pursuant to the Plan.

VIII.PAYMENT OF CASH AWARDS

Except as provided in Article X, in order to receive a Payout, the Participant must be an active employee of the Employer through the Award Maturity Date. The Participant will receive calculated Payouts between January 1, 2029 and March 15, 2029, or in the case of Non-U.S. Participants who are not subject to taxation under the laws of the United States, as soon as reasonably practicable following March 15, 2029. The Participant shall not have the right to interest on Awards during the Performance Period. Payouts with respect to Awards shall be made in cash and are subject to all applicable tax withholding.

IX.CHANGE IN CONTROL

In connection with any actual or potential change in control of the Company, as determined by the SPGI Board (a “Change in Control”), the SPGI Board will take all actions hereunder as it may determine necessary or appropriate to treat the Participant equitably hereunder, including, without limitation, the modification or waiver of applicable performance measures, the Performance Period, or cash awards, notwithstanding the terms of any Award, and may create a fund, a trust or other arrangement intended to secure the payment of such Award; provided, however, that no such action shall accelerate the timing of an Award Payment Date.

X.TERMINATION OF SERVICE

If the Participant’s employment or service with the Employer is terminated before the Award Maturity Date for reasons of death, Retirement, Disability or job elimination/redundancy, the Participant’s Payout will be calculated based on actual performance over the Performance Period and prorated to reflect the number of full calendar days of employment or service during the Performance Period, plus, in the event of a termination due to job elimination/redundancy only, (i) the number of full calendar days in the Performance Period during which the Participant receives Separation Pay, as defined in the severance program in which the Participant participates, as applicable, or (ii) in the case of a Non-U.S. Participant, any notice period or “garden leave” or similar period mandated under employment or other laws in the jurisdiction where the Non-U.S. Participant is employed; provided, however, that, in the case of job elimination/redundancy, unless the Company in its sole discretion provides otherwise, the Participant’s Payout shall be subject to the Participant’s execution and non-revocation of a release in a form to be provided by the Company (the “Release”), releasing the Company and its subsidiaries and SPGI and its subsidiaries and their respective affiliates and certain other persons and entities from certain claims and other liabilities, which Release must be effective and irrevocable within the time specified in the Release. Such prorated Payouts will be paid on the Award Payment Date in accordance with Article VIII. Notwithstanding the foregoing, in the event of the Participant’s termination of employment or service prior to the Award Maturity Date due to death, the prorated Payout will be calculated based on an assumed target level of performance for the Performance Period, and such prorated Payout will be paid to the beneficiary designated by the Participant (or if the Participant has not designated a beneficiary, to the representative of the Participant’s estate), within sixty (60) days following the date of the Participant’s death, or where additional time is needed for administrative reasons, at such later time as is permitted under Section 409A (as defined below).

In the event the Participant’s employment or service with the Employer is terminated for Cause, or if the Participant voluntarily terminates his or her employment or service (other than due to Retirement) with the Employer before the Award Maturity Date, the Participant will not be entitled to any Payout in respect of such Award, unless otherwise determined by the Company Board (or the CLDC, as applicable).

For purposes of the Plan, “Cause” shall have the meaning set forth in the Equity Plan; provided, however, that in no event shall unsatisfactory job performance alone be deemed to be “Cause”; and provided further, that no termination of employment or service that is carried out at the request of a person seeking to accomplish a Change in Control (as determined by the SPGI Board) or otherwise in anticipation of a Change in Control (as determined by the SPGI Board) shall be deemed to be for “Cause”.

XI.SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, under such conditions and in such form and manner as it sees fit, to employees (including the Participant) for meritorious employment or service of any nature; provided, however, that any such grant of a special performance or recognition award to an individual who is an SPGI EO shall require the approval of the CLDC.

In addition, nothing contained in the Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including the Participant).

XII.ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Company Board (or the CLDC, as applicable) shall have the right to amend the Plan from time to time or to repeal it entirely, or to direct the discontinuance of Awards either temporarily or permanently; provided, however, that:

(i)no amendment, alteration, discontinuation or termination shall be made to the Plan which would annul rights of a Participant under an Award theretofore granted, without the Participant’s consent; and

(ii)In the event the Plan is terminated before the last day of the Performance Period, Awards will be prorated on the basis of the ratio of the number of full calendar days in such Performance Period prior to such termination to the number of full calendar days in the Performance Period and will be paid in accordance with Article VIII.

The Plan will be administered by the Company Board; provided, however, that (i) the Company Committee, the SPGI Board and the CLDC shall be permitted to make certain determinations under the Plan as set forth herein and (ii) actions related to the grant or Payout of an Award to the Participant who is an SPGI EO shall require the approval of the CLDC. The decisions of the Company Board, the Company Committee, the SPGI Board or CLDC, as applicable, with respect to any questions arising in connection with the administration or interpretation of the Plan shall be final, conclusive and binding. In the event of any conflict between a determination of the Company Board or the Company Committee, on the one hand, and the SPGI Board or CLDC, on the other, the determination of the SPGI Board or CLDC, as applicable, shall be final, conclusive and binding. Neither the Company nor SPGI (or any subsidiary, affiliate, director, employee or other service provider thereof) makes any representation to any Participant with respect to the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such Participant’s Awards.

XIII.RESPONSIBILITY FOR TAXES

The Participant acknowledges that, regardless of any action taken by SPGI, the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to an Award granted to the Participant and legally applicable to the Participant or deemed by the Company in its discretion to be an appropriate charge to the Participant even if legally applicable to SPGI, the Company or the Employer (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that SPGI, the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of an Award, including, but not limited to, the grant, vesting or payment of an Award; and (2) do not commit to and are under no obligation to structure the terms of an Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that SPGI, the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant shall pay or make adequate arrangements satisfactory to SPGI and/or the Employer to satisfy all Tax-Related Items and payment on account obligations of SPGI and/or the Employer. In this regard, the Participant authorizes SPGI and/or the Employer, or their respective agents, at their discretion, to withhold all applicable taxes legally payable by the Participant from the Participant’s wages or other cash compensation paid to the Participant by SPGI and/or the Employer, including cash paid in settlement of an Award. Further, if the Participant has become subject to tax (including, without limitation, social security contributions or the like) in more than one jurisdiction between the date of grant and the date of any relevant taxable event, the Participant acknowledges that SPGI and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction. The Participant agrees to hold SPGI and/or the Employer (or former employer, as applicable) harmless in this respect.

SPGI, the Company or the Employer may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash from SPGI and/or the Employer; otherwise, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Item directly to the applicable tax authority or to SPGI and/or the Employer. SPGI or the Company may refuse to make a payment under an Award to the Participant if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
XIV.GOVERNING LAW AND VENUE

The Plan and the grant of an Award shall be governed by the laws of the State of New York (U.S.A.), without giving effect to the conflict of law principles thereof. For the purposes of any action, lawsuit or other proceedings brought to enforce the Plan, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of the courts of the State of New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where an Award is made and/or to be performed.

XV.TRANSFER RESTRICTIONS

This Award is nontransferable (other than by will or by the laws of descent and distribution), and may not be transferred, sold, assigned, pledged or hypothecated and shall not be subject to execution, attachment or similar process. Any attempt to effect any of the foregoing shall be null and void.

XVI.MISCELLANEOUS

i.All expenses and costs in connection with the operation of the Plan shall be borne by the Company.

ii.Unless otherwise determined by the Company Board, all Awards will be paid from the Company’s general assets, and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Participant, who will have the status of a general unsecured creditor of the Company.

iii.By accepting an Award, and as an additional condition of receiving an Award, the Participant acknowledges and agrees that an Award, and Payout pursuant to an Award, may be subject to reduction, cancellation, recovery, recoupment, forfeiture or other action (i) in accordance with the S&P Global Inc. Financial Statement Compensation Recoupment Policy, the Senior Executive Pay Recovery Policy of S&P Global, the S&P Ratings Services Pay Recovery Policy and/or any other Company or SPGI clawback or similar policy in effect as of the grant date of an Award applicable to the Participant, or to the extent adopted following the grant date of an Award applicable to the Participant, any clawback policy that the Company Committee, Company Board or SPGI Board (or a committee thereof) determines necessary, appropriate or advisable in light of applicable law, governance considerations or industry best practices, as such policies may be amended from time to time, (ii) if the Company Committee or the Company, as applicable, determines in its sole discretion that the Participant engaged in an act that is inimical to the best interests of the Company or its subsidiaries or SPGI or its affiliates, or (iii) pursuant to applicable law, regulations or stock exchange listing standards (collectively, the “Recoupment Policies”). No such Recoupment Policy adoption or amendment thereto shall require the Participant’s prior consent. In order to satisfy any recoupment obligation arising under the Recoupment Policies, and without intending to limit the authority of the Company to enforce the recovery of compensation under the Recoupment Policies, the Participant expressly and explicitly authorizes the Company to issue instructions, on the Participant’s behalf, to any brokerage firm and/or third party administrator engaged by the Company or SPGI to hold any amounts acquired pursuant to the Award to re-convey, transfer or otherwise return such amounts to the Company upon the Company’s or SPGI’s enforcement of the Recoupment Policy. No recovery of compensation as described in this paragraph will be construed as an event giving rise to the Participant's right to resign for “good reason” or “constructive termination” (or similar term) under any plan or policy of, or agreement with, the Company or its subsidiaries or SPGI or its affiliates.

iv.Awards issued under the Plan are intended to provide for the “deferral of compensation” within the meaning of Section 409A of the Code (“Section 409A”) and comply with Section 409A, and the Plan shall be interpreted, administered and construed in accordance with this intent. Notwithstanding the foregoing, if the Company or SPGI determines that any provision of the Plan contravenes Section 409A or could cause the Participant to incur any tax, interest or penalties under Section 409A, the Company Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (x) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any taxes, interest and penalties under Section 409A, or (y) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. The foregoing does not create an obligation of the Company or SPGI to modify the Plan terms and does not guarantee that an Award will not be subject to taxes, interest and penalties under Section 409A.

v.The Plan will not confer upon any Participant any right with respect to continuance of employment or service with the Employer, nor will it interfere in any way with any right the Employer would otherwise have to terminate or modify the terms of such Participant’s employment or service at any time.

vi.If any provision in the Plan is held to be invalid or unenforceable, no other provision of the Plan will be affected thereby.

vii.The Plan is hereby adopted as of February 24, 2026.